Exhibit 99.1

Mine Safety Information

Our mines are operated subject to the regulation of the Federal Mine Safety and Health Administration (“MSHA”), under the Mine Safety and Health Act of 1977 (the “Mine Act”).  In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law.  The following mine safety data is provided pursuant to the Dodd-Frank Act.

When MSHA believes a violation of the Mine Act has occurred, it may issue a citation for such violation, including a civil penalty or fine, and the mine operator must abate the alleged violation.  During 2010, MSHA proposed penalty assessments of $67,984 and $3,631 at the Greens Creek mine and the Lucky Friday mine, respectively.  We have the opportunity to contest or appeal these penalties.  As of December 31, 2010, outstanding penalty assessments at the Greens Creek mine and the Lucky Friday mine were $11,017 and $2,473 respectively.

During 2010, MSHA issued the Greens Creek mine thirty-five (35) citations pursuant to Section 104 of the Mine Act for violations of mandatory health or safety standards that could significantly and substantially contribute to a mine safety or health hazard, and nine (9) such citations to the Lucky Friday mine.  During the fourth quarter 2010, MSHA issued the Greens Creek mine and the Lucky Friday mine, 5 and 4 such citations respectively.  The citations referred to in this paragraph include those that resulted in penalty assessments described above.

Also during 2010, MSHA:  (i) did not issue any orders under Section 104(b) of the Mine Act for failure to abate any previous violations of the Mine Act, or any mandatory health or safety standard, rule, order, or regulation promulgated under the Mine Act that resulted in a citation under Section 104(a) of the Mine Act, (ii) did not issue any orders under Section 104(d) of the Mine Act for unwarrantable failures to comply with mandatory health or safety standards, (iii) did not issue any imminent danger orders under Section 107(a) of the Mine Act, (iv) did not declare any violations as flagrant under Section 110(b)(2) of the Mine Act, and (v) did not issue any pattern of violations notices under Section 104(e) of the Mine Act.  Finally, neither the Greens Creek mine nor the Lucky Friday mine experienced any mine related fatalities during 2010.  We have one legal action pending before the Federal Mine Safety and Health Review Commission.  The action, which was filed on August 19, 2009, relates to an appeal by the Lucky Friday mine of a citation issued under section 104(a) of the Mine Act.